Exhibit 99.1



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             Lakeland Industries FY 2006 Net Income Increases 26.2%

RONKONKOMA, NY - Monday April 17, 2006 -- Lakeland Industries, Inc. (NASDAQ:
LAKE), today announced that net income increased $1.31 million, or 26.2%, to $6.33 million for fiscal 2006 ended January 31, 2006, or $1.26 per share, compared to net income of $5.02 million for the previous fiscal year 2005 and $1.12 per share. Lakeland profits increased 75.4% from 2001 to 2002, 32.2% from 2002 to 2003, 39.7% from 2003 to 2004 and 37.9% from 2004 to 2005. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

Net sales increased $3.4 million, or 3.6%, to $98.7 million for the January 31, 2006 year ended from $95.3 million for the year ending January 31, 2005. Gross Profit increased $3.5 million, or 17.3%, to $23.9 million for the year ended January 31, 2006 from $20.4 million for the year ended January 31, 2005. Gross profit as a percent of net sales increased to 24.2% for the year ended January 31, 2006 from 21.4% for the year ended January 31, 2005.

Operating profit increased 24.1% to $9.5 million for the 2006 fiscal year, compared to $7.7 million for the 2005 fiscal year. Operating margins increased to 9.6% for the 2006 fiscal year compared to 8.0% for the 2005 fiscal year. Lakeland's operating margins are at the highest levels in the Company's history, which were 6.5% in fiscal 2004, 5.6% in fiscal 2003, and 4.7% in fiscal 2002.

Sales for the full year FY 06 break down by product as follows compared to FY 05: Disposables sales for the U.S. are up 2.4%, Gloves are up 4.7%, Chemical suits are down 27%, wovens are up 10.3%, and internationally, Canada is up 21.5% and Europe is up 35.9%.

Sales for Q4 of FY 06 break down by product as follows compared to Q4 of FY 05:
Disposables sales for the U.S. are flat, gloves are up 15.4%, Chemical sales are UP 32.7%, wovens are up 2.9% and internationally, Canada is up 18.4% and Europe is up 113.2%.

For Q4 FY 06 on a year-over-year basis compared to Q4 of FY 05, the major metrics are all up significantly: ROE is 11.05% for Q4 FY 06 compared with 9.35% for Q4 FY 05; ROI is 10.32% for Q4 FY 06 compared with 9.03% for

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Q4 of FY 05; ROA is 9.06% for Q4 FY 06 compared with 8.38% for Q4 of FY 05, and
EBITDA as a percent of sales was 13.36% for Q4 of FY 06 compared with 6.92% for Q4 of FY 05.

Pretax income for Q4 of FY 06 increased by 105.6% over the Q4 of FY 05, while net income only increased 31.6% over the same period last year due to the favorable tax effect of carryforwards in the prior year compared with extra taxes resulting from the $3.2 million earnings repatriation from foreign subsidiaries and from an IRS audit adjustment recorded in Q4 of FY 06.

Margins continued to increase in FY 06 over FY 05 due to the increased proportion of higher margin Chemical suits in the mix in Q4 of FY 06, our policy of aggressive purchasing and continued increases in production moved to China. For the full year FY 06, we increased the total production volumes in our three China plants combined by 24.2% over the full FY 05, and by 29.7% for the Q4 of FY 06 over Q4 of FY 05.

We believe these trends will continue in FY 07 with the firming up of the Chemical suit market, yet more production in China, along with continued strong expansion in the international markets.

Our effective tax rate for FY 06 was 35.2%, which was impacted by the repatriation of $3.2 million of profits from or Chinese subsidiaries resulting in approximately $165,000 additional taxes, and an adjustment resulting from an IRS audit resulting in approximately $65,000 additional taxes.

Despite rising raw material prices, we have been able to increase profits over last year due to price increases, controls on our SG&A expenses and international production planning.

On January 31, 2006, the Company's balance sheet included total assets of $72.5 million, cash and marketable securities of $1.5 million, working capital of $59.9 million, bank debt of $7.3 million and stockholders' equity of $60.8 million or $12.12 per share of book value.

Christopher Ryan, the CEO commented that, "We believe the coming fiscal 07 year has potential for continued sales and earnings improvements based upon the introduction of new products, increasing international sales, and further cost reductions in our manufacturing operations, and perhaps some regulatory relief from the burdensome costs of Sarbanes Oxley, which expenses fall disproportionately on smaller companies."

Lakeland will host a conference call at 9:00 AM (EST) on April 17, 2006 to discuss the Company's year end results. The call will be hosted by Christopher
J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing (800)370-0898 (Domestic) or (973)409-9260 (International) and give the Pass Code of 7252658. For a replay of this call, dial (877)519-4471

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(Domestic) or (973)341-3080 (International) and give the Pass Code of 7252658.


About Lakeland Industries, Inc.:
Lakeland is among one of the leading companies designing and manufacturing protective garments for industry, municipalities, and the burgeoning homeland security field. Lakeland Industries' products have established and maintained their global reputation for overall quality. Indeed, our products have long been recognized as the field's gold standard for quality - that essential, expected and deserved constituent of any protective wear.

For more information concerning Lakeland, please visit us at: www.lakeland.com
                                                              ----------------

Contact:
Lakeland Industries     Chris Ryan, (631) 981-9700, cjryan@lakeland.com
                                                    -------------------
                        Gary Pokrassa, (631) 981-9700, gapokrassa@lakeland.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based


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                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                            Year Ended
                                                            January 31,
                                                        2006            2005
                                                        ----            ----
Net sales                                           $    98,740     $    95,320
Cost of goods sold                                       74,818          74,924
                                                    -----------     -----------
Gross Profit                                             23,922          20,396
Operating expenses                                       14,420          12,742
                                                    -----------     -----------
Operating profit                                          9,502           7,654
Other income, net                                           433             117
Interest expense                                           (167)           (208)
                                                    -----------     -----------
Income before minority interest                           9,768           7,563
Minority interest in net income of
variable interest entities                                   --             494
                                                    -----------     -----------
Income before income taxes                                9,768           7,069
Provision for income taxes                                3,439           2,053
                                                    -----------     -----------
Net income                                          $     6,329     $     5,016
                                                    ===========     ===========
Net income per common share*:
    Basic                                           $      1.26     $      1.12
                                                    ===========     ===========
    Diluted                                         $      1.26     $      1.12
                                                    ===========     ===========

Weighted average common shares
outstanding*:
     Basic                                            5,017,046       4,471,687
                                                    ===========     ===========
     Diluted                                          5,021,887       4,476,944
                                                    ===========     ===========

*as adjusted for the 10% stock dividend to shareholders of record on April 30, 2005

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                LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                        January 31,  January 31,
                                                           2006         2005


ASSETS

Current assets:
Cash and cash equivalents                                 $ 1,532     $ 9,185
Accounts receivable, net                                   14,221      13,117
Inventories                                                45,243      30,906
Deferred income taxes                                         918         961
Other current assets                                        1,806         959
                                                          -------     -------
    Total current assets                                   63,720      55,128

Property and equipment, net                                 7,755       5,014
Other assets                                                  989         171
                                                          -------     -------
                                                          $72,464     $60,313
                                                          =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                          $ 2,537     $ 2,710
Accrued expenses and other current liabilities              1,302       1,442
                                                          -------     -------
    Total current liabilities                               3,839       4,152

Other long-term liabilities                                   470         495
Deferred income taxes                                          87          86
Minority interest in Variable Interest Entities                --       1,113
Revolving Credit Outstanding                                7,272          --

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
    1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
    10,000,000 shares; issued and outstanding
    5,017,046 and 4,560,885 shares at January 31,
    2006 and at January 31, 2005, respectively                 50          46
Additional paid-in capital                                 42,431      36,273
Retained earnings                                          18,315      18,148
                                                          -------     -------
    Total stockholders' equity                             60,796      54,467
                                                          -------     -------
                                                          $72,464     $60,313
                                                          =======     =======